EXHIBIT 10.1

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this "Amendment") is dated as of the 28 day of August, 2019, by and between 601 W COMPANIES LLC and BRICKELL 13 CHICAGO LLC, each a Delaware limited liability company, as tenants in common (collectively, "Landlord"), and FEDERAL HOME LOAN BANK OF CHICAGO, a corporation organized under the laws of the United States of America (“Tenant”).
RECITALS
A.Landlord and Tenant are parties to that certain Office Lease dated as of January 9, 2009 (the “Original Lease”) as amended by a First Amendment to Office Lease dated as of June 18, 2012 and a Second Amendment to Office Lease dated as of March 19, 2013 (the Original Lease as amended the “Lease”) pursuant to which Tenant leases certain premises located on the 17th, 18th and 19th floors (the "Premises") in the building commonly known as the Aon Center, located at 200 East Randolph Street, Chicago, Illinois (the “Building”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

B.Simultaneously herewith, 601W Companies Chicago MT LLC (“OPO Landlord”) and Tenant are executing a lease (“OPO Lease”) for space (such space the “OPO Premises”) at 433 West Van Buren Street, Chicago, Illinois all as more fully set forth in the OPO Lease. The OPO Lease provides that the OPO Landlord will deliver possession of the OPO Premises to Tenant with certain work completed within ninety (90) days after the date hereof.

C.    Pursuant to Article 36 of the Lease, Tenant has a Termination Option to terminate the Lease effective as of December 31, 2020 by written notice delivered to Landlord on or before December 31, 2019 (“Termination Election Date”) and payment of a Termination Fee determined as provided in the Lease. Landlord and Tenant desire to amend the Lease to extend the Termination Election Date if OPO Landlord is delayed in delivering possession of OPO Premises to Tenant for reasons other than a Tenant Delay (as defined in the OPO Lease) beyond the later to occur of: (i) December 1, 2019; or (ii) the date that is ninety (90) days following the date in which the OPO lease is fully executed (the “Outside Possession Date”). Landlord and Tenant also desire to set forth the Termination Fee payable by Tenant.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby made a material part hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Recitals. The recitals set forth above are hereby incorporated into and made a material part of this Amendment. Terms used but not otherwise defined herein shall have the same meanings ascribed to them in the Lease.

2.Termination Option Exercise Date. If the Possession Date (as defined in the OPO Lease) under the OPO Lease does not occur for reasons other than Tenant Delays on or before later to occur of: (i) December 1, 2019; or (ii) the Outside Possession Date, then the Termination Election Date shall be extended to April 30, 2020.

3.Termination Fee. Landlord and Tenant acknowledge and agree that the Termination Fee shall be $4,754,857.

4.Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Project is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all of Tenant's obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

5.Lease in Full Force and Effect. Except as expressly provided herein, the Lease is unmodified hereby, remains in full force and effect, and is hereby ratified and confirmed by the parties hereto.

6.No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a lease amendment or otherwise until duly executed and delivered by both Landlord and Tenant.

7.Conflicts. This Amendment and the Lease shall be deemed one instrument and in the event of a conflict between this Amendment and the Lease, the terms and provisions of this Amendment shall, in all instances and for all purposes, control.

8.Counterparts. This Amendment may be executed in any number of counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.No Default. Tenant represents, warrants and covenants that to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of the respective obligations under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant thereunder

10.Landlord’s Liability. Article 31 of the Lease (Exculpatory Provisions): (a) is incorporated in this Amendment by reference, but wherever it refers to the Lease it shall be deemed to refer also to this Amendment and the Lease; and (b) shall apply to all claims of Tenant against Landlord, and all obligations of Landlord, under this Amendment and the Lease.

[SIGNATURES ON FOLLOWING PAGE]

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

LANDLORD: 601 W Companies LLC, a Delaware limited liability company By:/s/ Mark Karasick Name: Mark Karasick Title: Managing Director	TENANT: FEDERAL HOME LOAN BANK CORPORATION, a corporation organized under the laws of the United States of America By: /s/ Matthew R. Feldman Name: Matthew R. Feldman Title: Chief Executive Officer
Brickell 13 Chicago LLC, a Delaware limited liability company By:/s/ Mark Karasick Name: Mark Karasick Title: Managing Director

4848-5705-3084, v. 4